STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is entered into as of June 4, 2014 (this "Agreement") by Air Industries Group, a Nevada corporation (“Buyer”), and Richard Rand and Peter Rand, the shareholders (collectively, “Shareholders," individually, a “Shareholder”) of Eur-Pac Corporation, a New York corporation (the "Company").

RECITALS

      WHEREAS, Shareholders own100 shares of common stock, no par value, of the Company (the "Shares"), which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company; and

      WHEREAS, Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

      "Affiliated Group" with respect to any Person, means any other Person in which such Person has, directly or indirectly or through one or more intermediaries, an ownership interest or the right to counsel the business affairs or operations of that Person by contract, agreement or otherwise.

      "Assets" means all of the assets of the Company including, without limitation, any and all assets reflected in the Financial Statements, with such additions thereto and deletions therefrom as have occurred or shall occur in the ordinary course of business between the Cut-Off Date and the Closing.

      "Business" means the business currently being conducted by the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      “Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or
Implied, which cannot be terminated by the Company without cause on no more than 30 days notice and without liability to the Company in excess of $10,000.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from: (i) the presence or release of Hazardous Materials in or into the environment, on or prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by the Company on or prior to the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to  pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Body" means any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) causes a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; or (iv) contains gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

      "IRS" means the Internal Revenue Service.

      "Knowledge" a Person will be deemed to have "Knowledge" of a particular fact or other matter if (a) such person is actually aware of such fact or other matter or (b) a prudent individual in the position of the Chief Executive Officer or Chief Financial Officer of the Company could reasonably be expected to become aware of such fact or other matter in the course of performing his duties on behalf of the Company. "Knowledge" with respect to the Shareholders shall mean the Knowledge of Peter Rand and Richard Rand, the shareholders, officers and directors of the Company.

      "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

      "Material Adverse Change" means any change or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, or results of operations of the Company or Buyer, as the case may be, other than changes or effects arising out of (i) general economic conditions; (ii) general conditions in the aviation and aerospace industry; (iii) financial markets; (iv) the entering into or public disclosure of this Agreement or the transactions contemplated hereby and (v) changes in the law and applicable rules and regulations.

      "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past practice.

      "Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Company as presently conducted.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

      "Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same do not in any material respect interfere with the Company's operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" of an entity shall mean any entity of which more than 50% of the outstanding voting capital stock or the power to elect a majority of the Board of Directors or other governing body of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the future occurrence of any contingency) is at the applicable time directly or indirectly owned, controlled or held by such entity, or by such entity and one or more other subsidiaries of such entity, or by one or more other subsidiaries of such entity.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

      "Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Transaction Documents" means this Agreement, the Escrow Agreement, the Lease and the Consulting Agreements.

ARTICLE 2
SALE AND PURCHASE OF SHARES

Section 2.1. Purchase and Sale of Shares.

      In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, Buyer hereby purchases from Shareholders, and Shareholders hereby sell, assign, and deliver to Buyer, all right, title and interest in and to the Shares.  The aggregate consideration payable by Buyer to Shareholders for the Shares shall be (i) one million six hundred thousand ($1,600,000) dollars subject to adjustment as described below and (ii) 20,000 shares of the common stock of Buyer (the “Buyer Shares”).  Unless otherwise directed, Buyer will pay or deliver one-half of the aggregate consideration to each Shareholder as he shall direct.

Section 2.2.  Delivery of Possession and Instruments of Transfer; Purchase Price

          At the Closing (as hereinafter defined), Shareholders shall sell, assign and deliver to Buyer, against (i) payment of one million five hundred thousand ($1,500,000) dollars of the Purchase Price by wire transfer to accounts designated by Shareholders prior to Closing and (ii) delivery of certificates representing the Buyer Shares, certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed or notarized, and such other instruments of transfer reasonably requested by Buyer for consummation of the transactions contemplated under this Agreement and as are necessary to vest in Buyer, title in and to the Shares, free and clear of any Security Interest, claims or restrictions, other than restrictions imposed by federal or applicable state securities laws.  The balance of the Purchase Price, one hundred thousand ($100,000) dollars (the “Escrow Funds”) shall be delivered to Eaton & Van Winkle LLP, as escrow agent, in accordance with the Escrow Agreement in the form agreed by Shareholders, Buyer and the Escrow Agent, to secure Shareholders' obligations to indemnify Buyer pursuant to the terms hereof and in the event the Purchase Price is adjusted as provided below.

Section 2.3 Purchase Price Adjustment

No later than sixty days from the Closing Date, Buyer and Shareholders shall confirm the amount of the “Adjusted Working Capital” (the “Closing Date Adjusted Working Capital”) of the Company as of the Closing Date.  If the Closing Date Adjusted Working Capital is in excess of the Adjusted Working Capital of the Company as of March 31, 2014, that is $115,763 (the “Target”), Buyer shall pay the excess to Shareholders within ten (10) days of such determination.  If the Target exceeds the Closing Date Adjusted Working Capital, Buyer shall first be entitled to receive the excess out of the Escrow Funds and, if the excess exceeds $100,000, Shareholders shall pay the same to Buyer within ten (10) days of such determination.

For purposes of this Agreement, the Adjusted Working Capital of the Company means the excess of (i) the Company’s Total Current Assets other than those assets denominated as line items 1007 (cash-money market – Chase Bank), 1252 UBS Strategic Advisor, 1255 David Lerner Ass, 1257 JP Morgan Brokerage and 1200 Investments – Other  in the records of the Company over (ii) the Company’s Current Liabilities and any amounts the Company must pay pursuant to severance amounts payable as a consequence of the transaction contemplated hereby.  For the avoidance of doubt, the calculation of Adjusted Working Capital as of March 31, 2014, is annexed hereto as Exhibit 2.3 and the Target is $399,326 as indicated thereon.

ARTICLE 3
CLOSING

Section 3.1. Date, Time and Place of Closing.

      The closing of the transactions contemplated by this Agreement (the "Closing") will take place  on June 4, 2014. The time and date of the Closing is referred to as the "Closing Date".  Notwithstanding that the Closing shall take place on June 4th, the Closing shall be deemed effective and all calculations, such as Adjusted Working Capital shall be as of midnight May 31/June 1, 2014.

Section 3.2. Required Documents; Escrow.

      All certificates, instruments, agreements, consents, approvals and other documents required by Article 8 as conditions to the Closing, and all appropriate receipts, will be delivered to Buyer and Shareholders at the
Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, Shareholders represents and warrants to Buyer as of the date hereof (or if an earlier date as specified in such representation and warranty, as of such earlier date):

Section 4.1. Organization, Good Standing, Power

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company has the corporate power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The Company is authorized or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 4.1. The minute books, stock ledgers and stock transfer records of the Company will be furnished to Buyer for review. Except as set forth on Schedule 4.1, such minute books contain the minutes of all meetings of Shareholders and board of directors of the Company and copies of all actions taken by consent of Shareholders and directors of the Company. Except as set forth in Schedule 4.1, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto.

Section 4.2. Certificate of Incorporation and By-Laws.

      Correct and complete copies of the Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") of the Company, in each case as amended to date will be made available to Buyer.

Section 4.3. Capital Stock.

      (a) The Company has authorized capital stock consisting solely of 200 shares of common stock, no par value (“Common Stock”), of which 100 shares are issued and outstanding,  and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws.   No person to whom any share was issued and no person claiming through any such person has any claim against the Company in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.

      (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of the Shares or of any other shares of capital stock or securities of the Company.

Section 4.3. Shares.

     Richard Rand and Peter Rand have good, valid and marketable title to fifty (50) and fifty (50) shares, respectively, of the issued and outstanding shares of the Company’s Common Stock (the “Shares”), free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing the Shares and payment of the Purchase Price, Buyer will acquire good and marketable title to the Shares, free and clear of any Security Interest, restrictions or claims.

Section 4.5. Subsidiaries, Divisions and Affiliates.

      The Company has no Subsidiaries and does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 4.6. Authorization.

     Each Shareholder possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice. Shareholders have taken all action, if any, required by applicable law, the Company's Certificate of Incorporation, By-laws or otherwise, required to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which Shareholders or the Company is a party have been, or will be, duly executed and delivered by Shareholders or the Company, as the case may be, and constitute the legal, valid and binding obligations of the Shareholders or the Company, as the case may be, enforceable against such party in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.7. Effect of Agreement.

      Except as set forth in Schedule 4.7, the execution, delivery and performance of this Agreement by Shareholders and the sale of the Shares contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Company, Shareholders or the Business is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company, Shareholders or the Business; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, or, constitute a default under, or result in the creation or imposition of any Security Interest upon any of the Assets or Shares pursuant to the Certificate of Incorporation or the By-laws, or any commitment, contract or other agreement or instrument, including any of the Contracts, to which the Company is a party or by which any of the Assets or Shares are bound.

Section 4.8. Governmental and Other Consents.

      Except as set forth on Schedule 4.8, (i) no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Shareholders of this Agreement or any other Transaction Documents to which Shareholders or the Company is a party, or the taking of any action herein contemplated; and (ii) no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature to which either Shareholder is party, or by which the Shares or Assets are bound by or subject to, or from which the Company receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by Shareholders or the Company of this Agreement or any other Transaction Documents to which Shareholders or the Company is a party, or the taking of any action herein contemplated.  The sale of the Shares as contemplated hereby will not result in the lapse, termination or forfeiture of any license, customer certification or approval required to be maintained by the Company in order for it to be a supplier to any of its customers.

Section 4.9. Financial Statements.

(a)       Copies of the audited Balance Sheets, Income Statements and Cash Flow Statements of the Company as of, and for the fiscal years ended, December 31, 2013 ("FY 13") and December 31, 2012 ("FY 12") (the " Annual Financial Statements") and unaudited Balance Sheets, Income Statements and Cash Flow Statements at and for the three months ended as of March 31, 2014 (the “Interim Financials,” collectively with the Annual Financial Statements, the “Financial Statements”), have been made available to Buyer and have been prepared from the books and records of the Company on a consistent basis.  March 31, 2014 is referred to herein as the "Cutoff Date." The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of Interim Financials, for the absence of footnotes) and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods presented therein.

Section 4.10. No Undisclosed Liabilities.

      Except as set forth in Schedule 4.10, the Company has no liabilities or obligations of any nature required to be disclosed in financial statements prepared in accordance with GAAP (whether known and whether absolute, accrued, contingent or otherwise) and, to Shareholders' Knowledge there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any material liabilities to the Company, other than those that are reflected or reserved against in the balance sheets contained in the Financial Statements for March 31, 2014, and those incurred in the Ordinary Course of Business since the Cutoff Date.

Section 4.11. Absence of Certain Changes or Events.

      Since the Cutoff Date, the Company has used commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date and has operated the business in substantially in the ordinary course.  In particular, except for such dividends and other distributions since the Cutoff Date as have been disclosed to Buyer, the Company has managed its cash, ordered supplies and materials, collected its receivables and paid its payables on a basis consistent with its historical practices.

      Except as set forth on Schedule 4.11, since the Cutoff Date, the Company has not suffered any Material Adverse Change in its assets, business, financial condition or results of operation, nor have any events occurred that have had, or might reasonably be expected to have, a material adverse effect on the financial condition or results of operations of the Company, taken as a whole. Except as set forth on Schedule 4.11, since the Cutoff Date, the Company has not (a) incurred damage to or destruction of any Asset or Assets in the aggregate having a replacement cost in excess of $15,000, whether or not covered by insurance; (b) incurred any obligation or liability (fixed or contingent) not in the ordinary course of business in excess of $15,000 other than commitments made in connection with the acceptance of purchase orders or the ordering of supplies in the ordinary course of business; (c) made or entered into contracts or commitments to make any capital expenditures in excess of $15,000; (d) encumbered any of the Assets with any Security Interest, other than Security Interests imposed by operation of law; (e) sold, transferred or leased any Asset or Assets outside of the Ordinary Course of Business individually or in the aggregate having a replacement cost in excess of $15,000, or canceled or compromised any receivable or material claims, except in each case, for the sale of inventory in the ordinary course of business; (f) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset owned by the Company; (g) amended or terminated any material Contracts; (h) waived or released any other rights of material value to the Company; (i) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholders, other than salary and reimbursement of expenses in amounts and amounts disclosed to Buyer; (j) entered into, or amended the terms of, any employment or consulting agreement so as to cause such agreement to not be terminable by the Company on less than 30-days notice without material liability to the Company; or (k) incurred any indebtedness for borrowed money or guaranteed any indebtedness of another Person.

Section 4.12. Title to Assets; Absence of Liens and Encumbrances.

      The Company has good and marketable title to, and owns outright, the Assets, free and clear of all Security Interests, other than those disclosed in the Financial Statements and those set forth in Schedule 4.12 (the "Permitted
Encumbrances"). The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect and are set forth in Schedule 4.12. The Company enjoys peaceable and undisturbed possession under all such leases. All Assets are in material conformance with applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Company or Shareholders.

      The Company owns no real property. Schedule 4.12 sets forth the address of the premises occupied by the Company (the “Premises”). The Company will make available to Buyer true and complete copies of all leases, licenses or other occupancy agreements, including amendments and supplements thereto, to which the Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests. Except as set forth in Schedule 4.12, all buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company in the conduct of the Business are in reasonably good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and are adequate and suitable for the uses to which they are being put.

Section 4.13. Equipment.

      Set forth on Schedule 4.13 is (i) a correct and complete list and description of all items of equipment used in the Business having individually a fair market value of $15,000 or more as of the Cutoff Date, (ii) a list of all items of equipment having a fair market value of $15,000 or more disposed of since the Cutoff Date, and (iii) a description of all items of equipment acquired since the Cutoff Date, at a cost in excess of $15,000 (collectively, the "Equipment").

Section 4.14. Insurance.

      Except for the claim noted on Schedule 4.14, there are no outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. On Schedule 4.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business which resulted in claims individually in excess of $15,000, and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $15,000. There are no pending or threatened terminations or premium increases with respect to any of the policies or bonds on Schedule 4.14 other than premium increases in the Ordinary Course of Business, and there is no condition or circumstance applicable to the Business, other than the sale of the Shares pursuant to this Agreement, which could reasonably be expected to result in such termination or increase other than premium increases in the Ordinary Course of Business. The Company is in compliance with all material conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Business.

Section 4.15. Agreements, Arrangements

      (a) Except for open purchase orders in the ordinary course of business, agreements which may be terminated on no more than 30 days notice at a cost to the Company of less than $15,000 each, and as set forth on Schedule 4.15, the Company is not a party to, nor are the Assets subject to or bound by any:

            (i) lease agreement (whether as lessor or lessee) where the annual obligation of the Company exceeds $15,000;

            (ii) license agreement, assignment or contract (whether as licensor  or licensee, assignor or assignee) relating to trademarks, trade names,  patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other  proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

            (iii) agreement with any banks or other persons, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

            (iv) agreement granting any person a Security Interest on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory, other than in the Ordinary Course of Business;

(v) agreement, contract or order with any buying agent, supplier or other Person involved in the acquisition of supplies with an annual cost to the Company in excess of $15,000;

            (vi) non-competition, secrecy or confidentiality agreements, or another agreement restricting the Company from doing business anywhere in the world;

            (vii) agreement or other arrangement for the sale of goods or services to any third party (including the government or any other governmental authority) in annual amounts in excess of $15,000;

            (viii) agreement with any distributor, dealer, leasing company, sales  agent or representative;

            (ix) agreement, contract or order with any manufacturer, leasing company, broker, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms), where the annual obligation of the Company is more than $15,000;

            (x) agreement guaranteeing, indemnifying or otherwise becoming  liable for the obligations or liabilities of another Person;

            (xi) advertising, publication or printing agreement; and

            (xv)  agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to the Company.

      Correct and complete copies of all items required to be shown on Schedule 4.15 and of all Contracts have been delivered or made available to Buyer prior to the date hereof.

      (b) Each of the Contracts is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (c) Except for open purchase orders and as set forth on Schedule 4.15, the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Contracts. Furthermore, there has not occurred any default or any event which with the lapse of time or the election of any person other than the Company or Shareholders, will become a default under any of the Contracts, except for such defaults, if any, which have been indicated on Schedule 4.15.

Section 4.16. Patents, Trademarks, Copyrights.

      Schedule 4.16 sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each patent or trademark ("Right") owned or used by the Company and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the Business by the Company. Except as set forth on Schedule 4.16, neither any of Shareholders nor the Company has sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any Person, and the Company has the entire right or right, title and interest (free and clear of all Security Interests) in and to the Rights owned or used by the Company to conduct the Business. To Shareholders' Knowledge, neither the validity of the Rights, nor the use thereof by the Company, is the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To Shareholders' Knowledge, the conduct of the Business as currently operated, and the use of the Assets does not conflict with, or infringe upon, any legally enforceable rights of third parties.

Section 4.17. Permits.

      Set forth on Schedule 4.17 is a complete list of all Permits issued to the Company (the "Company Permits"). The Permits set forth in Schedule 4.17 are all Permits required to permit the Company to carry on the Business as currently conducted.

Section 4.18. Compliance with Applicable Laws.

      The conduct by the Company of the Business does not violate or infringe, and to Shareholders' Knowledge there is no reasonable basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company, except in each case for violations or infringements which could not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, taken as a whole. The Company is not in default under any Company Permit, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

Section 4.19. Litigation.

      Except as set forth on Schedule 4.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending against the Company or which could prevent the consummation of the transaction contemplated hereby, before any court or governmental, administrative or other competent authority or private arbitration tribunal, nor (i) to the Knowledge of Shareholders, is any such claim threatened and (ii) are there any facts known to Shareholders which could reasonably be expected to give rise to claim, action, suit, proceeding, arbitration, investigation or hearing, which could result in a Material Adverse Change, or prevent the consummation of the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Assets or Business is subject. Neither the Company nor any current officer, director, or employee of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

Section 4.20. Customers, Suppliers, Distributors and Agents.

      Schedule 4.20 sets forth (a) the five largest (in dollar value) purchasers of goods and/or services from the Company and (b) the five largest (in dollar value) providers of goods and/or services to the Company the fiscal year ended December 31, 2013.

      Shareholders has no Knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with, the Persons listed on Schedule 4.20 or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

Section 4.21. Employee Benefit Plans.

      (a) No other corporation or other entity would now or in the past constitute a single employer within the meaning of Section 414 of the Code with the Company, except as listed on Schedule 4.21(a). The Company, individually, and any other entities which now or in the past constitute a single employer within the meaning of Section 414 of the Code are hereinafter collectively referred to as the "Company Group."

      (b) Schedule 4.21(b) contains a true and complete list of all of the following agreements or plans, if any, which are presently in effect or which have previously been in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively "Participants"), and indicating, with respect to each, the agreements or plans for which the Company currently maintains or contributes to or on behalf of its employees and the amount of the Company's total obligation thereunder:

                  (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

                  (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or  informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (a) or (b) above are hereinafter collectively referred to as the "Company Plans." There will be delivered to Buyer true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with (A) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements and actuarial reports, if any, for each Company Plan for the three most recently completed plan years.

      (c) Except as to those plans identified on Schedule 4.21(c) as tax-qualified Company Plans (the "Company Qualified Plans"), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. The IRS has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under Section 401(a) of the Code and that any related trust is exempt from taxation under Section 501(a) of the Code, and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan, if any, will be delivered to Buyer. No Company Qualified Plan has been amended since the issuance of the most recent determination letter for such Company Qualified Plan. The Company Qualified Plans currently comply in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the IRS. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Any Company Qualified Plan which is required to satisfy Section 401(k)(3) and 401(m)(2) of the Code has been tested for compliance with, and has satisfied the requirements of, Sections 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

      (d) Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any Governmental Body, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

      (e) No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

      (f) No member of the Company Group maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.

      (g) Any Company Plan can be terminated on or prior to the Closing Date without liability to any member of the Company Group or Buyer, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Balance Sheet.

      (h) Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements and Contracts to be paid as a contribution to each Company Plan. In conformity with GAAP, the Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans.

      (i) No member of the Company Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

      (j) No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or ERISA Section 406). All members of the Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA.

      (k) Each member of the Company Group has complied with the continuation coverage requirements of Section 4980B of the Code, Section K, Chapter 100 of the Code and ERISA Sections 601 through 608 ("COBRA"), and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

      (l) No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

      (m) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Code).

      (n) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

      (o) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Participants may be entitled thereunder.

      (p) Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider of the Company upon retirement or termination of employment under any Company Plan.

      (q) Since January 1, 2014, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any of the employees of the Company, other than in the Ordinary Course of Business and consistent with past practice; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay; (iv) increased any benefits or rights under any Company Plan; or (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

Section 4.22. Powers of Attorney.

      No person has any power of attorney to act on behalf of the Company or either Shareholder in connection with any of the Company's properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

Section 4.23. Labor Matters.

      (a) Except as set forth in Schedule 4.23, the Company is not a party to any contract or collective bargaining agreement with any labor organization. Except as set forth in Schedule 4.23, no organizing effort or question concerning representation is pending regarding the employees of the Company, and no such question has been raised within the preceding three years.

      (b) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid or adequately reserved for in the Interim Financial Statements.

      (c) There is no basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Company, and no such material charge or complaint is pending against the Company before the
National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters which, if adversely determined for the Company would result in a
Material Adverse Change.

      (d) The Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Company. The Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

Section 4.24. Personnel.

           (a) Schedule 4.24 (a) contains a list, as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments. Schedule 4.24(a) also contains a list of all Contracts or letters evidencing employment to which the Company is a party, except for contracts which can be terminated without liability in excess of $10,000 upon not more than thirty (30) days notice. Schedule 4.24(a) shall be updated by the Company to be complete and accurate in all material respects as of the Closing Date. The total aggregate obligation for severance and any other compensation that would be due as the result of a change of control or termination of all employment or consulting agreements (whether written or oral) relating to the Company employees, officers, directors, consultants and independent contractors does not exceed $200,000. Any amount payable as severance as a result of the consummation of the transaction contermplated hereby shall be deducted in computing Adjusted Working Capital.

      (b) No employee or director of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business. No director, officer, or other key employee of the Company intends to terminate his employment.

      (c) Schedule 4.24(c) contains a complete and accurate list of all retired employees or directors of the Company receiving benefits or scheduled to receive benefits in the future from the Company together with a description of such benefits.

Section 4.25. Environmental Matters.

      Except as set forth on Schedule 4.25, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the
Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a material adverse effect on the Business of the Company, taken as a whole.

Section 4.26. Tax Matters.

      (a) The Company has filed all Tax Returns that it was required to file or has obtained valid extensions of time to file such Tax Returns. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company have been paid or adequately reserved for. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) The Company has withheld and paid all Taxes (other than taxes of a de minimus amount) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no pending or threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. There have been delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2010.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax (other than valid extensions of time to file Tax Returns) assessment or deficiency.

      (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1-1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

      (f) The Company has maintained its status as a "small business corporation" within the meaning of ss. 1361(b) of the Code and any comparable provisions of state or local law at all times since January 1, 2008. The validity of the election of "S Corporation" status has not been challenged by the Internal Revenue Service nor is there any basis for such a challenge. Since the date of its incorporation, except as set forth in Schedule 4.26, the Company has not been taxed other than as a "small business corporation".

      (g) The Company has not agreed to, and is not required to include in its income, any adjustment pursuant to ss. 481(c) of the Code (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

      (h) The unpaid Taxes of the Company (i) did not, as of the Cutoff Date, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet dated March 31, 2014 (including any notes thereto), contained in the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its TaxReturns.

Section 4.27. Recent Dividends and Other Distributions.

      Except as disclosed to Buyer, there has been no dividend or other distribution of assets or securities or payment, whether salary or bonus, whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the Shareholders by the Company since March 31, 2013.

Section 4.28. Inventory.

      The inventory of the Company as of the date hereof is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted. Current inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business consistent with past practice. Except as set forth in Schedule 4.28, all of the Inventory is of a quantity and quality maintained in the Ordinary Course of Business at regular prices or usable in the Ordinary Course of Business.

Section 4.29. Purchase and Sale Obligations.

      All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Company since the Cutoff Date have been made in the usual and Ordinary Course of its Business in accordance with normal practices. On the Closing Date, the Company shall deliver to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than five (5) days prior to the Closing.

Section 4.30. Accounts Receivable and Accounts Payable.

      A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof has been furnished to Buyer. Except as set forth on Schedule 4.30, all of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and to Shareholders's Knowledge, the accounts receivable are not and the accounts receivable as of the Closing Date will not be subject to any recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company and returns, in each case in the ordinary course of business consistent with past practice. Except as otherwise reflected or reserved for in the Financial Statements, to the Seller's Knowledge, such accounts receivable are collectible in the ordinary course of business.

Section 4.31. Brokers and Finders.

      Neither Shareholders nor the Company, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Shareholders agrees to indemnify, defend and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Company or Shareholders.

Section 4.32. Insider Interests.

      Except as set forth in Schedule 4.32, no Shareholders, officer or director of the Company is a party to any transaction with the Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such Shareholders, officer or director or to any trust, corporation or entity to which such person has any interest.

Section 4.33  Accredited Investor.  Each of the Shareholders is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Shareholders as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing; Power and Authority.

      Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2. Corporate Authorization.

      Buyer has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been, or will be, duly executed and delivered by Buyer and constitute (or when executed will constitute) the valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3. Conflicts; Defaults.

      The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws; (ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to Buyer; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of Buyer, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4. Brokers, Finders and Agents.

      Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and Buyer agrees to indemnify, defend and hold the Shareholders harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by Buyer or any of its officers, directors or employees.

Section 5.5 No Consents Required.

      Except as set forth on Schedule 5.5, no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Documents to which Buyer is a party, or the taking of any action herein contemplated. Except as set forth on Schedule 5.5, no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which Buyer is party to or which the assets of Buyer are bound by or subject to, or from which Buyer receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Documents to which Buyer is a party, or the taking of any action by Buyer herein contemplated.
Section 4.5. SEC Reports; Financial Statements.

Section 5.6  SEC Reports.

     Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") for the periods on or after January 1, 2013 (such filings, and any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as the "SEC Reports", each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act), as the case may be, each as in effect on the dates such forms, reports and documents were filed. None of such SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of Buyer included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. Buyer has no material liabilities whether accrued or contingent, except as disclosed in the SEC Reports or which have arisen in the ordinary course of the Buyer's business since the date of the latest of such reports, neither of which will cause a Material Adverse Change.

Section 5.7. Absence of Changes.

      Except as set forth on Schedule 5.7 or reflected in the SEC Reports, since January 1, 2014, there has not been: (i) any events, changes or effects with respect to Buyer or its subsidiaries that are outside the ordinary course of business; (ii) any material change by Buyer in its accounting policies, practices, or methods; (iii) any amendment to the articles of incorporation or bylaws or other organizational documents of Buyer or its subsidiaries; (iv) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (v) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Security Interest, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices; (vi) any commencement or settlement of material legal proceedings; or (vii) any action taken by any public body or entity which affects, in any material respect, the business of Buyer.

Section 5.8. The Buyer Shares.

      The Buyer Shares shall be validly issued as of the Closing Date, free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing the Buyer Shares, the Shareholders will acquire good and marketable title to the Buyer Shares, free and clear of any Security Interest, restrictions or claims, other than restrictions on transfer under federal and applicable state securities laws.

ARTICLE 6
CERTAIN COVENANTS OF THE SHAREHOLDERS AND BUYER

A.	Pre-closing Covenants

 Each Shareholder hereby covenants and agrees with Buyer that he shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date:

Section 6.1. Access and Information.

      Shareholders will cause the Company to afford to Buyer and Buyer's accountants, counsel and other representatives reasonable access from time to time during normal business hours, after the provision of reasonable prior written notice thereof, throughout the period from the date hereof until the Closing Date to the properties, books, contracts, commitments, personnel, independent accountants and records of the Company. During such period, Shareholders will cause the Company to furnish or make available to Buyer and Buyer's accountants, counsel and other representatives copies of such documents and all such other information concerning the Company as Buyer reasonably may request. Within five (5) business days of their preparation, Shareholders shall cause the Company to deliver to Buyer all internal periodic financial reports prepared by the Company.

Section 6.2. No Solicitation or Negotiation.

            (a) Prior to the Closing or the termination of this Agreement, Shareholders will not, and will not permit the Company, or any of its officers, directors, affiliates, employees, representatives or agents to, directly or indirectly:

            (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than Buyer involving or relating to (A) any acquisition or purchase of any of the capital stock of the Company or a material portion of the assets of the Company or (B) any other extraordinary business transaction that would reasonably be expected  to be inconsistent with, conflict with or otherwise have a material adverse effect on the consummation of the transactions contemplated hereby, or

            (ii) participate in any discussions, conversations, negotiations and other communications with any Person other than Buyer regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

      (b) Shareholders will, and will cause the Company, and its officers, directors, affiliates, employees, representatives or agents to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted with respect to any of the foregoing prior to the date hereof.

      (c) Shareholders promptly will notify Buyer if either Shareholders, the Company or any officer, director, Affiliate, employee, representative or agent of the Company is approached with respect to, or are otherwise made aware of, any such discussions or any such inquiries or proposals and will, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Shareholders will not, and will not permit the Company to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Buyer.

Section 6.3. Conduct of the Business of the Company.

      (a) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, Shareholders will cause the Company to continue the operation of the Business in the Ordinary Course consistent with past practices, and to use commercially reasonable efforts to maintain the assets, properties and rights of the Company in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as otherwise permitted or contemplated by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, Shareholders will not permit the Company to:

            (i) incur, discharge or satisfy any obligation or liability or any Security Interest, or claim, except in the ordinary course of business or  in connection with the performance of this Agreement;

            (ii) incur any debt for borrowed money or increase the amount of any existing debt for borrowed money, other than in the ordinary course of business;

            (iii) increase or establish any reserve for taxes or other liabilities on its books or otherwise provide therefore, except for taxes or other liabilities arising in the Ordinary Course of Business since December 31, 2013; write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible; or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices except as required by GAAP or applicable law;

            (iv) purchase, lease, sell, assign or transfer any material asset, property or business or waive or permit to lapse any material right, except in the Ordinary Course of Business; or make or authorize any capital expenditure in excess of $15,000;

            (v) make any loan to Shareholders or any relative or Affiliate of Shareholders, or declare, set aside or pay to Shareholders any dividend or other distribution in respect of its capital stock, transfer any asset or pay any money to Shareholders or any relative or Affiliate of Shareholders other than the payment of wages, salaries, bonuses and other benefits in the ordinary course of business to Shareholders in his capacity as an employee of the Company or enter into or agree to enter into any transaction with or for the benefit of Shareholders or any relative or Affiliate of Shareholders other than the transactions contemplated pursuant to this Agreement;

            (vi) reclassify or change in any manner the outstanding shares of capital stock of the Company or issue or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of the Company or any warrant, obligation, subscription, option, convertible security or other commitments under which any additional  shares of capital stock of the Company may be authorized, issued or transferred from treasury except as contemplated by this Agreement and the other Transaction Documents;

            (vii) grant any increase in the compensation payable to any officer, director, consultant, employee or agent, except for increases in the compensation payable in the ordinary course of business to employees in amounts and at times consistent with past practice; enter into or amend any contract for the employment of any officer, employee or other person so that it may not be terminated upon 30 days notice or less without material liability to the Company; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter  into any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization,  insurance or similar plan, contract or understanding providing for employee benefits, other than in the Ordinary Course of Business;

            (viii) enter into any contract, except in the Ordinary Course of Business, that is not terminable upon 30 days notice or less without material liability to the Company;

            (ix) extend credit to any customer in excess of amounts in accordance with past practice or depart from the normal and customary trade, discount and credit policies of the Company;

            (x) amend the certificate of incorporation or the bylaws of the Company in a manner that would adversely affect or delay the consummation of the transactions contemplated hereby; or

            (xi) make any investment in the assets or securities of any Person.

Section 6.4. Insurance.

     Until the effective date of this transaction, the Shareholders will cause the Company to maintain its existing insurance policies in full force and effect.

Section 6.5. Permits.

      Shareholders will use his commercially reasonable efforts to cause all Company Permits to remain in full force and effect. Shareholders will cooperate in good faith with Buyer and take such actions as may be reasonably required by Buyer to enable the Company to conduct its Business under the Company Permits after the Closing in substantially the same manner as prior to the Closing.

Section 6.6. Other Changes.

      Except as otherwise expressly provided in this Agreement, Shareholders will not take any action, and will use his commercially reasonable efforts to prevent the occurrence of any event within the control of the Company or Shareholders, that would cause any representation or warranty contained herein to be untrue or incomplete in any material respect on or before the Closing Date. Shareholders will give prompt written notice to Buyer of any (i) change that would render any representation or warranty made by Shareholders hereunder to be untrue or incomplete in any material respect as of the date of such change or (ii) Material Adverse Change.

Section 6.8. Approvals and Consents.

      Shareholders shall use commercially reasonable efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to Buyer, of such approvals and consents. Shareholders shall also use reasonable efforts to ensure that the other conditions set forth in Article 8 hereof are satisfied by the Closing Date.

Section 6.9 Distribution of Assets; Life Insurance

     Buyer acknowledges that the Company has certain investments which the Shareholders have identified to Buyer which are to be distributed to Shareholders prior to the Closing Date.  In addition, the Company has certain life insurance policies on the lives of the Shareholders which are to be distributed to the Shareholders.  Buyer agrees to cooperate with the Shareholders to effectuate the distribution of such assets and policies and Shareholders agree to cause the Company to effectuate such distributions no later than May    , 2014.

B.	Post-Closing Covenants

Section 6.10. Non-Competition

      For a period of five (5) years following the Closing Date (a) neither Shareholder, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of the Company as conducted as of the date hereof and as of the date of the termination of the engagement of such Shareholder by the Company, (b)neither Shareholder shall, directly or indirectly, for himself, or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of the Company, Buyer and any of their respective subsidiaries with any customer of the Company or Buyer, and (c) neither Shareholder shall directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Company, Buyer and any of their respective subsidiaries to discontinue or alter his or her relationship with the Company, Buyer and any of their respective subsidiaries.

      Each Shareholder acknowledges and agrees that the business of the Company is of a worldwide nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Company. Each Shareholder further acknowledges and agrees that the foregoing covenant is an integral part of this Agreement, is fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, the Company and Buyer. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination.

Section 6.11 Further Assurances.

      Shareholders and Buyer covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of any other party and without further consideration, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

ARTICLE 7
CONDITIONS OF CLOSING

Section 7.1. Conditions of Buyer.

      The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing, in whole or in part, by Buyer:

      (a) The representations and warranties of Shareholders set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and Shareholders shall have duly performed in all material respects all agreements and covenants herein required to be performed by him on or before the Closing Date.

      (b) The Company shall not have suffered or incurred Material Adverse Change since the date hereof.

      (c)  Shareholders shall have furnished Buyer with certificates, executed by Shareholders and dated the Closing Date, confirming the matters expressed in Section 7.1(a) and (b).

      (d) Shareholders shall have furnished to Buyer (i) certificates of the Secretary of State of the State of New York, dated as of a date not more than ten days prior to the Closing Date, attesting to the organization, qualifications to do business and good standing of the Company and (ii) a certificate of the Secretary of the Company, certifying to the Certificate of Incorporation and By-laws of the Company.

      (e) All approvals and consents of third parties required by Shareholders to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to Buyer. Shareholders shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, (i) executed consents to the sale of the Shares to Buyer from the applicable governmental authority, customer or other person under any Contract or Permit that purported to restrict, directly or indirectly, any sale or transfer of the Shares and (ii) executed waivers from the applicable governmental authority, customer or other person of any right to terminate or to restrict the rights or powers of the Company or any Subsidiary under any Permit upon any such sale or transfer.

      (f) Shareholders and such other individuals currently performing services for the Company designated by Buyer shall have into Consulting Agreements with the Company in such form as Buyer shall deem appropriate or otherwise shall have satisfied Buyer as to their willingness to continue to render such services for the immediate future.

      (g)  Such members of the Board of Directors and such officers of the Company as may be designated by Buyer prior to the Closing Date shall have tendered their resignations, effective at the Closing, as such directors and officers.

      (h) Shareholders, and each officer and director of the Company shall have executed and delivered releases, in form and substance reasonably satisfactory to Buyer, releasing the Company from any liability or obligation owed by the Company to such person as of the Closing Date, other than obligations arising under this Agreement and the Transaction Documents.

      (i) The Company and Shareholders shall have delivered to Buyer such other certificates, documents, and instruments as Buyer may reasonably request in connection with the consummation of the Agreement.

      (j) Buyer shall have secured the consent of PNC Bank, or any successor or replacement lender thereto, to the consummation of the transactions contemplated hereby.

       (k) Buyer, Shareholders and the Escrow Agent shall have entered into the Escrow Agreement.

       (l)  The Company shall have entered into a Lease in form and substance reasonably satisfactory to Buyer whereby the Company shall lease the premises it currently occupies for a term of approximately five years ending June 30, 2019, at a rental of $9,600 per month.

Section 7.2. Conditions of Shareholders.

      The obligation of Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Shareholders):

      (a) The representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and Buyer shall have duly performed in all material respects all agreements and covenants herein which are required to be performed by Buyer on or before the Closing Date.

      (b) Buyer shall have furnished the Shareholders with a certificate, executed on behalf of Buyer by one of its executive officers and dated the Closing Date, confirming the matters expressed in Section 8.2(a).

      (c) All consents of third parties required for Buyer to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Shareholders.

      (d) The Company and each Shareholder shall have entered into an Employment Agreement commencing as of the Closing date and ending on the second anniversary of the date hereof providing for the payment of $10,000 per month to the consultant and for such other terms and conditions as are reasonably acceptable to the Buyer and Shareholders.

      (e) Buyer and the Shareholders shall have entered into the Escrow Agreement.

ARTICLE 8
AGREEMENTS REGARDING TAXES

Section 8.1. Tax Returns.

      Buyer will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by Shareholders (at their expense) and delivered in a timely manner to Buyer. If Shareholders fail to deliver to Buyer any Tax Return contemplated by the first sentence of this Section, Buyer will prepare such Tax Returns or cause them to be prepared at the expense of Shareholders. In the case of Tax Returns prepared by Buyer, Buyer will provide Shareholders with drafts of any such Tax Returns that include any period ending on or prior to the Closing Date no later than 30 days before their due date (with regard to extensions actually granted) and will permit Shareholders to review, comment on and approve such draft Tax Returns. Shareholders will not unreasonably withhold or delay his approval to any such draft Tax Returns. In the case of Tax Returns of the Company prepared by Shareholders, Shareholders will prepare such Tax Returns consistent with past practice and in accordance with applicable law, will provide to Buyer drafts of any such Tax Returns that include any period ending on the Closing Date at least 30 days before the due date thereof, with regard to extensions actually granted, and will permit Buyer to review, comment on and approve such draft Tax Returns. Buyer will not unreasonably withhold or delay its approval to any such draft Tax Returns and, after such approval, will execute and file such Tax Returns. Buyer will cooperate with Shareholders with respect to any information or documentation reasonably required by Shareholders in preparing such Tax Returns. For the avoidance of doubt, Shareholders shall be responsible for payment of all taxes attributed to the activities of the Company up to the Closing Date.

Section 8.2. Cooperation on Tax Matters.

      Buyer and Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Shareholders shall, and shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
Section 9.1. Survival.

      The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of eighteen (18) months after the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholderss, as the case may be, in accordance with Section  9.6 and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding Taxes (Section 4.28), ERISA matters (Section 4.24), and environmental matters (section 4.27), the applicable Warranty Period shall be the applicable statute of limitations.

Section 9.2.  Indemnification by Shareholders.

      Subject to the provisions of Section 9.5 below, each Shareholders hereby covenants and agrees with Buyer that such Shareholders shall indemnify the Company, Buyer and its Shareholderss, respective directors, officers, employees and Affiliates of Buyer, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Shareholders made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 9.3. Indemnification by Buyer.

      Buyer hereby covenants and agrees with Shareholders that Buyer shall indemnify Shareholders (the "Shareholders Indemnified Party") and hold them harmless from, against and in respect of any and all Damages incurred by the Shareholders Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 9.4. Right to Defend.

      If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholders Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall only relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to retain its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 9.5 Limitation on Rights of Indemnification.

            (a) No Buyer Indemnified Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by Buyer Indemnified Party under this Agreement exceeds $100,000 (the "Basket").  If Buyer Indemnified Party claims exceed the Basket, Buyer Indemnified Parties shall be entitled to receive one and one-half ($1.50) dollars in respect of each one dollar of indemnified claims in excess of the Basket until Buyer Indemnified Parties shall have received an amount equal to the sum of the reimbursed indemnified claims plus the Basket in respect of indemnified claims.  If Buyer Indemnified Parties are entitled to any further payments in respect of indemnifications claims, they shall be made on a dollar for dollar basis subject to any limitations contained herein. The Basket shall not apply to claims regarding Ownership of Shares (4.3), Insider Interests (4.32), Taxes (4.26), and ERISA (4.21).

            (b) The aggregate liability of Shareholders pursuant to this Article X shall not exceed the Purchase Price; provided, however, that the provisions of this Section 9.5(b) shall not apply to: (i) breaches of Shareholders' representations and warranties relating to ownership of shares and tax matters, (ii) breaches of the covenants or agreements set forth herein; and (iii claims arising out of fraud.

            (c) Except in the event of fraud, the remedies provided in Sections 9.2, 9.3 and 11.2 hereof shall be the sole and exclusive remedies of Buyer Indemnified Party and Shareholders Indemnified Party from and after the Closing in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.

Section 9.6. Subrogation.

      If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If a Shareholders shall have paid a Buyer Indemnified Party for an indemnified claim arising out of Section 4.21 hereof or otherwise, and Buyer Indemnified Party or the Company subsequently receives payment under insurance policies (existing prior to the Closing) covering such claim, Buyer Indemnified Party shall repay to the Shareholders the amount of such prior payment made by the Shareholders; provided, however, such repayment shall not exceed the actual amount received by Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by Buyer Indemnified Party in pursuing and collecting under such policy.

ARTICLE 10
TERMINATION

Section 10.1. Termination Events.

      Subject to the provisions of Section 10.2, this Agreement may be terminated by written notice given at or prior to the Closing Date in the manner hereinafter provided:

      (a) by either the Buyer or the Shareholders if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and, after notice of such default has been received by the defaulting party, such default cannot be cured prior to the Closing Date, or the date that is fifteen (15) days after the receipt of such notice, whichever is later, and has not been waived;

      (b)   (i) by the Buyer if all of the conditions set forth in Section 7.1 shall not have been satisfied on or before the Closing Date, other than  through failure of the Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date;  or

            (ii) by the Shareholders, if all of the conditions set forth in Section 7.2 shall not have been satisfied on or before the Closing Date, other than through failure of the Shareholder to fully comply with their obligations hereunder, and shall not have been waived by the Shareholder on or before such date;or

      (c) by mutual consent of the Buyer and of the Shareholders; or

      (d) by either the Buyer or the Shareholders if the Closing shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before June   30, 2014.

Section 10.2. Effect of Termination.

      In the event that this Agreement shall be terminated pursuant to Section 10.1(c) or (d), all further obligations of the Buyer and the Shareholders shall terminate without further liability of either party. If this Agreement is terminated by either party as a result of a breach by the other of any of its representations, warranties or covenants contained herein, in addition to such other remedies it may have at law, the non-breaching party shall be entitled to seek specific performance without the necessity of providing such bond as may otherwise be required by the Court.

ARTICLE 11
MISCELLANEOUS

Section 11.1. Expenses.

      Except as and to the extent otherwise provided in this Agreement, if the transactions contemplated by this Agreement are not consummated, Shareholders and Buyer shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

Section 11.2. Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 11.3. Binding Effect; Benefits.

      This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, Buyer Indemnified Party, the Shareholders Indemnified Party or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 11.4. Assignment; Delegation.

      No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties[; provided, however, that at Closing Buyer may assign this Agreement to an entity in which Buyer holds and continues to hold a greater than ninety percent (90%) equity interest, without the prior written consent of the Company and Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement]. Any assignment or delegation in violation of this Section 12.4 shall be null and void.

Section 11.5. Notices.

      All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

If to Buyer, to:

Air Industries Group
1479 North Clinton Avenue
Bay Shore, NY 11706
Attn:  Peter Rettaliata

With a copy to:
Eaton & Van Winkle LLP
3 Park Avenue, 16th floor
New York, NY  10016
Attn:  Vincent J. McGill, Esq.
Phone: (212) 561-3604 (Direct)

or at such other address as Buyer may have advised the other parties hereto in writing; and

If to either Shareholder, to:
Richard Rand
Eur Pac Corporation
112 Porter Street
Waterbury, CT 06708-38194524

Or
Peter Rand
Eur Pac Corporation
112 Porter Street
Waterbury, CT 06708-38194524

In either case, with a copy to:
James Ziogas, Jr.
271 Farmington Avenue
Bristol, Connecticut 06010
Phone (860) 584-2384

or at such other address as the Shareholders may have advised Buyer in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next business day after the sending thereof (if by recognized overnight courier).

Section 11.6. Entire Agreement.

      This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, statements, representations or promises, oral and written, among the parties hereto with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto onor before the Closing.

Section 11.7.  Governing Law.

      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 11.8. Severability.

      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law, provided that as so enforced, each of the parties receives substantially all of the benefits contemplated hereby.

Section 11.9. Amendments.

      This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

Section 11.10. Transaction Taxes.

      Shareholders shall pay any and all taxes arising out of the transfer of the Shares to Buyer and imposed upon the Shareholders regarding the sale of the Business and transfer of ownership thereof to Buyer.

Section 11.11. Exhibits and Schedules.

      The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 11.12. Press Releases and Public Announcements.

      Except as required by applicable law, rule or regulation, neither Buyer nor Shareholders will issue any press release or make any public announcement disclosing the execution and delivery of this Agreement. Notwithstanding the foregoing, Buyer shall be permitted to file a Current Report on Form 8-(k) with the Securities and Exchange Commission advising of the execution and delivery of this Agreement and issue a press release, the substance of which shall be subject to the consent of Shareholders, not to be unreasonably withheld, in connection with such filing.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

AIR INDUSTRIES GROUP

By:	/s/ Peter Rettaliata

/s/ Richard Rand
Richard Rand

/s/ Peter Rand
Peter Rand